                                                                      EXHIBIT 2

     The following table sets forth information with respect to each transaction in the Shares by the Reporting Perons subsequent to February 13, 1998. All transactions were effected in the open market on the over-the-counter bulletin board through a broker and reflects the trade date of each such transaction.

                          Transactions in Shares by
                            The Long Family Trust

                   Number of Shares
Date               Purchased/(Sold)            Price Per Share
----               ----------------            ---------------
2/13/98                90,000                       $20.00
2/13/98                52,000                       $32.00


                          Transactions in Shares by the
                              BEK Investment Trust

                   Number of Shares
Date               Purchased/(Sold)            Price Per Share
----               ----------------            ---------------
2/23/98                 1,000                       $23.75
2/23/98                 1,000                       $22.50
2/24/98                 1,000                       $21.75
2/24/98                 1,000                       $22.0625
2/25/98                 5,000                       $21.875
2/26/98                 1,000                       $22.125
3/2/98                  1,000                       $23.125